EXHIBIT 10.3

RESTRICTED STOCK UNIT AWARD AGREEMENT
FOR EMPLOYEES
UNDER WASHINGTON TRUST BANCORP, INC.
2022 LONG TERM INCENTIVE PLAN
Name of Grantee:    #ParticipantName#
No. of Restricted Stock Units:    #QuantityGranted#
Grant Date:    #GrantDate#
Pursuant to the Washington Trust Bancorp, Inc. 2022 Long Term Incentive Plan as amended through the date hereof (the “Plan”), Washington Trust Bancorp, Inc. (the “Company”) hereby grants an award of the number of Restricted Stock Units listed above (an “Award”) to the Grantee named above. Each Restricted Stock Unit shall relate to one share of Common Stock, par value $0.0625 per share (the “Stock”), of the Company.
1.Restrictions on Transfer of Award. This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any shares of Stock issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Restricted Stock Units have vested as provided in Paragraph 2 of this Agreement and (ii) shares of Stock have been issued to the Grantee in accordance with the terms of the Plan and this Agreement.
2.Vesting of Restricted Stock Units. The restrictions and conditions of Paragraph 1 of this Agreement shall lapse on the Vesting Date or Dates specified in the following schedule so long as the Grantee remains an employee of the Company or a Subsidiary on such Dates. If a series of Vesting Dates is specified, then the restrictions and conditions in Paragraph 1 shall lapse only with respect to the number of Restricted Stock Units specified as vested on such date.

Incremental Number of Restricted Stock Units Vested	Vesting Date
#VestQty_1# (#Vest%_1#%)	#VestDate_1#
The Administrator may at any time accelerate the vesting schedule specified in this Paragraph 2.
Notwithstanding the foregoing, the Grantee shall become vested in the Restricted Stock Units prior to the Vesting Date in the following circumstances:
(a) In the case of and subject to the consummation of a Sale Event, provided that the Grantee remains an employee of the Company or a Subsidiary through the date of such Sale Event, any Restricted Stock Units that have not vested and have not previously been forfeited shall become fully vested as of immediately prior to the effective time of the Sale Event.
(b) In the event of the Grantee’s death, provided that the Grantee was an employee of the Company or a Subsidiary immediately prior to the date of the Grantee’s death, any Restricted Stock Units that have not vested and have not previously been forfeited shall become fully vested on the date of the Grantee’s death.
(c) In the event of the Grantee’s Permanent Disability, provided that the Grantee was an employee of the Company or a Subsidiary immediately prior to the date of the Grantee’s Permanent Disability, the Grantee shall become fully vested in a number of his Restricted Stock Units determined by multiplying the number of Restricted Stock Units credited to the Grantee by a fraction, the numerator of which shall be the number of full months from the Grant Date to the date of the Grantee’s Permanent Disability and the denominator of which shall be #VestingMonths#. For purposes of this Award, “Permanent Disability” shall mean that the Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or the

Grantee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company or a Subsidiary.
(d) Upon the Grantee’s termination due to Retirement prior to the Vesting Date, the Grantee shall become fully vested in a number of his Restricted Stock Units determined by multiplying the number of Restricted Stock Units credited to the Grantee by a fraction, the numerator of which shall be the number of full months from the Grant Date to the date of the Grantee’s Retirement and the denominator of which shall be #VestingMonths#. For purposes of this Award, “Retirement” shall mean the Grantee’s termination of employment with the Company or a Subsidiary after attaining age 65 or, if later, the fifth anniversary of employment; or after attaining age 55 with at least ten years of service.
3.Termination of Employment. Except as set forth in Paragraph 2 above, if the Grantee’s employment with the Company and its Subsidiaries terminates for any reason prior to the satisfaction of the vesting conditions set forth in Paragraph 2 above, any Restricted Stock Units that have not vested as of such date shall automatically and without notice terminate and be forfeited, and neither the Grantee nor any of his successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Restricted Stock Units.
4.Dividend Equivalents. Upon the issuance of shares of Stock to the Grantee pursuant to Paragraph 5 below, the Company shall also provide the Grantee with a lump sum cash payment in an amount equal to the amount of dividends per share paid by the Company from the Grant Date through the share issuance date multiplied by the number of shares of Stock actually issued to the Grantee.
5.Issuance of Shares of Stock. As soon as practicable following each Vesting Date, or the date of earlier vesting in accordance with Paragraph 2 above (but in no event later than two and one-half months after the end of the year in which such Vesting Date or vesting, as applicable, occurs), the Company shall issue to the Grantee the number of shares of Stock equal to the aggregate number of Restricted Stock Units that have vested pursuant to Paragraph 2 of this Agreement on such date and the Grantee shall thereafter have all the rights of a stockholder of the Company with respect to such shares; provided, that if the Grantee becomes vested in the Restricted Stock Units on or following the date he becomes Retirement-eligible then such issuance shall occur in the year in which such vesting occurs or, if later, by the 15th day of the third calendar month following such vesting date. The issuance of shares of Stock may be made in book entry form.
(a) Notwithstanding the foregoing, in the event the Grantee becomes vested in the Restricted Stock Units on account of his Retirement, if the Grantee is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (“Section 409A”) upon his Retirement, the shares of Stock shall not be issued to the Grantee until the seventh month after the Grantee’s “separation from service” within the meaning of Section 409A.
(b) Notwithstanding the foregoing, if the Grantee has met the age or age and service requirement for Retirement and a Sale Event occurs prior to the issuance of shares of Stock, if the Sale Event qualifies as a “change in control event” within the meaning of Section 409A, the shares of Stock shall be issued to the Grantee as soon as practicable following the Sale Event. If the Sale Event does not qualify as a “change in control event” within the meaning of Section 409A, the shares of Stock shall be issued to the Grantee upon the earliest of (i) the Vesting Date, (ii) the Grantee’s death, or (iii) the Grantee’s “separation from service” within the meaning of Section 409A; provided, however, that if the Grantee is a “specified employee” within the meaning of Section 409A upon his separation from service, the shares of Stock shall not be issued until the seventh month after the Grantee’s separation from service.
6.Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.
7.Tax Withholding. The Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. The Company shall have the authority to cause the required minimum tax withholding obligation to be satisfied, in whole or in part, by withholding from shares of Stock to be issued to the Grantee a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due.

8.Section 409A. This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A as “short-term deferrals” as described in Section 409A, or otherwise compliant with Section 409A.
9.No Obligation to Continue Employment. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee in employment and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the employment of the Grantee at any time.
10.Integration. This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.
11.Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.
12.Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.
13.Clawback. If the Grantee is or becomes an “Executive Officer,” as defined in the Washington Trust Bancorp, Inc. Incentive Compensation Clawback and Forfeiture Policy, the Restricted Stock Units, any shares of Stock issued upon settlement of the Restricted Stock Units, and any dividend equivalents pursuant to Paragraph 4 of this Agreement, shall be subject to the Clawback Policy.

WASHINGTON TRUST BANCORP, INC.
By:
Kristen L. DiSanto
Senior Executive Vice President
Chief Human Resources Officer
and Corporate Secretary
The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.
Dated:#AcceptanceDate#
#Signature#
Grantee’s Signature

#ParticipantName#